HP Reports 3rd Quarter 2003 Results

Editorial Contacts:
Tim Marklein, HP
+1 650 236 4525
tim.marklein@hp.com

Rebeca Robboy, HP
+1 650 857 2064
rebeca_robboy@hp.com

Hewlett-Packard Company
3000 Hanover Street
Mail Stop 1048
Palo Alto, CA 94304
www.hp.com
    •    Revenue of $17.35 Billion, Up 5% Year-Over-Year

    •    Non-GAAP Operating Profit of $858 Million, Up 61%
         Year-Over-Year, GAAP Operating Profit of $301 Million,
         Up From Loss of $2.5 Billion Year-Over-Year

    •    Non-GAAP EPS $0.23, Up From $0.14 Year-Over-Year;
         GAAP EPS of $0.10

PALO ALTO, CALIF., AUGUST 19, 2003 - HP (NYSE:HPQ) today reported financial results for its third fiscal quarter ended July 31, 2003. Third quarter revenue totaled $17.35, compared to $16.54 billion in the prior year period. Revenues increased 5% year-over-year, but declined 4% sequentially reflecting business seasonality.

Non-GAAP(1) operating profit totaled $858 million for the quarter, up 61% year-over-year, and down 25% sequentially. Non-GAAP operating profit was 4.9% of revenue, up from 3.2% of revenue in the prior year period, and down from 6.4% in the second quarter.

Non-GAAP diluted earnings per share (EPS) was $0.23 for the quarter, up from $0.14 year-over-year, and down from $0.29 sequentially. Non-GAAP diluted EPS and Non-GAAP net earnings reflect a $403 million adjustment on an after-tax basis, or $0.13 per diluted share. The pre-tax adjustment includes $376 million of restructuring charges, $141 million in amortization of purchased intangible assets, and $40 million for various acquisition-related items. All non-GAAP financial information in this release is reconciled in the table below titled: “Non-GAAP Consolidated Condensed Statement of Earnings.”

GAAP operating profit for the quarter was $301 million, or 1.7% of revenue, up from a loss of 15% of revenue in the prior year period and down from 3.6% sequentially. GAAP diluted EPS was $0.10 per share.

“The third quarter is always tough, but we still should have done better,” said Carly Fiorina, chairman and chief executive officer. “Nevertheless, we are confident in our strategy and the actions we’re taking. We expect to deliver a strong fourth quarter with every one of our businesses profitable.”

“Our challenge in the Personal Systems business continues to be desktops, particularly in the U.S., where reduced volumes due to seasonality, and in some cases, our own overly aggressive pricing actions negatively impacted gross margins. We’ve already taken corrective pricing actions, and will return this business to profitability in Q4. Meanwhile, we continued to widen our market leadership in notebooks, the fastest-growing and most profitable segment of the PC market. Notebooks remained profitable for the quarter, growing revenue 27% year-over-year, faster than our nearest competitor, and gaining 1.4 percentage points of share sequentially.

“Imaging and Printing had a good quarter with revenue growth of 10% year-over-year, outpacing competitors. As planned, profit returned to more normal levels, with expenses up 20% year-over-year as we continued to invest in R&D, product rollovers and marketing to extend our leadership in this business. Our recent consumer launch of 158 digital imaging and entertainment products has been extremely well received.

“In our enterprise business, it was another strong quarter for Superdome shipments, with revenues up 64% over the same period last year. Unit shipments of industry standard servers grew 17% year-over-year, with a record third quarter in the U.S. and our strongest ever worldwide quarter. HP’s performance in mid-range and low-end UNIX servers, however, was weak, as was the company’s overall enterprise performance in Europe and Japan. We continued to make good progress on our cost structure, and acted more aggressively to reduce headcount than originally planned. This field restructuring, while the right decision for the long-term and now behind us, had an impact on revenue. The enterprise business will be profitable in Q4.

“HP Services performed well during the quarter. Managed services grew 21% year over year, customer support grew 8% year-over-year, and we returned HPS to double-digit profitability during the quarter,” said Fiorina.

Summary of Financial Results	Q3 FY2003	Q3 FY2002

Revenue (billions)	$17.35	$16.54
Non-GAAP Operating Margin(1)	4.9%	3.2%
GAAP Operating Margin	1.7%	(15.0%)
Non-GAAP diluted EPS(1)	$0.23	$0.14
GAAP diluted EPS	$0.10	($0.67)

(1)     All non-GAAP numbers have been adjusted to exclude certain items. A reconciliation of specific adjustments to GAAP results for this quarter and the prior period is included in the table below titled: “Non-GAAP Consolidated Condensed Statement of Earnings.” A description of HP’s use of non-GAAP information is provided under “Use of Non-GAAP Financial Information.”

During the quarter, HP’s revenue in the Americas grew 1% to $8.2 billion year-over-year, representing 47% of total revenue. Europe grew 9% to $6.4 billion, representing 37% of total revenue. Asia-Pacific grew 8% to $2.0 billion, representing 11% of total revenue. Japan grew 6% to $740 million in revenue, representing 4% of total revenue. Currency effects contributed seven points to company revenue growth year-over-year.

Business Segment Results

Personal Systems

Personal Systems revenue totaled $4.97 billion in the quarter, up 5% year-over-year, and down 3% sequentially. Units grew 16% year-over-year, fueled by an outstanding performance in notebooks, which grew 54%. According to IDC, HP widened its lead in the notebook market with year-over-year unit growth of 48% in the second calendar quarter, the fourth consecutive quarter of share gains. Strength in notebook and consumer desktop PCs was offset by a double digit year-over-year decline in commercial desktop revenues.

Personal Systems reported an operating loss of $56 million in the quarter, compared to a loss of $140 million in the prior year period and a profit of $21 million in the prior quarter. Losses were driven by reduced volumes associated with top line seasonality, lower average unit prices, and higher than expected freight charges to meet flat panel display demand. As a result, operating loss was 1.1% of revenue, down 1.5 percentage points over the prior quarter, but up 1.8 percentage points year-over-year. The notebook business continued to be profitable in the quarter. According to preliminary IDC data, Personal Systems held or gained share in every region.

Imaging and Printing

Imaging and Printing revenues totaled $5.24 billion in the quarter, an increase of 10% year-over-year, and down 5% sequentially, in line with normal seasonality. Supplies revenue growth continued to outpace competitors with revenues up 16% over the prior year period. Digital imaging revenue grew 16% year-over-year. Business printing hardware increased 6%, while home hardware declined 7%. Imaging and Printing revenue share continued to grow faster than market in all regions, strengthening HP’s leadership position in key categories around the world.

Operating profit was $739 million, or 14.1% of revenue, returning to more normal levels compared to 17.9% in the prior year and 16.6% last quarter. Operating profit declined as a result of top line seasonality, product transition costs, and increased marketing and sales investments to further extend HP’s market leadership.

Enterprise Systems

Enterprise systems revenue was $3.71 billion, essentially flat year-over-year, and down 4% sequentially. Operating losses for the quarter grew to $70 million, up from a loss of $7 million in the prior quarter, but an improvement of $252 million over the prior year period. Operating losses increased sequentially due in part to business seasonality and top line weakness in addition to planned expenses related to HP’s Integrity server launch, investments in management software, and the acceleration of HP’s Alpha processor transition. The group’s operating loss was 1.9% of revenue, compared to a loss of 0.2% last quarter and a loss of 8.7% in the prior year period.

Enterprise systems had record unit shipments in its ProLiant server and StorageWorks EVA disk storage systems and record Superdome revenue during the quarter. According to the latest IDC market share data, HP held its #1 position worldwide in UNIX, storage and industry standard server revenue share. Industry standard server revenue was up 4% year-over-year, 17% in unit volumes, driven by strong growth in Windows and Linux systems. Business Critical Systems revenue was down 8% year-over-year, down 5% sequentially, driven by volume declines in mid-range and low-end UNIX. Storage was up 6% year-over-year, down 8% sequentially, with particular strength in disk storage systems. Software revenue was down 8% year-over-year, up 6% sequentially, with OpenView revenue up year-over-year.

Services

HP Services revenue was $3.08 billion, up 5% year-over-year and 2% sequentially. Growth was led by managed services, which reported revenue gains of 21% year-over-year. Customer support revenue was up 8% year-over-year on improvement in support renewals, attach rates, and integrated support services. Revenue in consulting and integration was down 15% year-over-year due to project deferrals and continued overcapacity in the consulting market.

HP Services posted an operating profit of $337 million, or 10.9% of revenue, an increase of 1 percentage point over second quarter and 1.5 percentage points over the prior year period, fueled by restructuring actions and stronger top line performance.

Financial Services

Revenue was $442 million, down 13% year-over-year and down 12% sequentially. Operating profit was $18 million for the quarter, versus a loss of $21 million in the prior year period and profit of $21 million in the second quarter. Operating profit was 4.1% of revenue, compared to 4.2% in the second quarter and a loss of 4.1% in the prior year period.

Asset Management

HP exited the quarter with $13.4 billion in gross cash, which includes cash and cash equivalents of $12.9 billion and short- and certain long-term investments of $500 million. Cash generated from operations for the quarter was $468 million after approximately $400 million in restructuring charges, nearly $300 million in retention payments, $260 million in first-half performance and sales bonuses, and $265 million in retirement funding during the quarter. Inventory ended the quarter at $6.1 billion, a sequential increase of $399 million, reflecting normal build-up in advance of the back-to-school selling season. Trade receivables decreased $271 million from the prior quarter to $7.6 billion. HP’s dividend payment of $0.08 per share in the third quarter resulted in a cash use of $244 million. In addition, HP repurchased $203 million of stock.

Outlook

For the fourth fiscal quarter 2003, HP estimates revenues will grow between 8% and 10% sequentially or $18.8 billion to $19.1 billion with non-GAAP EPS of $0.34 to $0.36, which assumes after-tax exclusion for charges in the fourth quarter totaling approximately $0.05 to $0.07 per share from amortization of purchased intangible assets, restructuring, and acquisition-related charges.

More information on this quarter’s earnings is available on HP’s Investor Relations site at http://www.hp.com/hpinfo/investor/financials/quarters/.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, personal computing and access devices, global services and imaging and printing for consumers, enterprises and small and medium business. For the last four quarters, HP revenue totaled $71.8 billion. More information about HP is available at http://www.hp.com.

Use of Non-GAAP Financial Information

To supplement our consolidated condensed financial statements presented on a GAAP basis, HP uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains and losses we believe appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside of our core business segment operational results. In addition, these adjusted non-GAAP results are among the primary indicators management uses as a basis for our planning and forecasting of future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Trademarks

Unix is a registered trademark of the Open Group. Itanium is a registered trademark of Intel Corp. or its subsidiaries in the United States and other countries. Microsoft is a U.S. registered trademark of Microsoft Corp.

Forward-Looking Statements

This document contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause the results of HP and its consolidated subsidiaries to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any projections of earnings, revenues, margins, synergies or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including the execution of integration and restructuring plans; any statements concerning proposed new products, services, developments, anticipated performance of products or services, or industry rankings; any statements regarding future economic conditions or performance; statements of belief and any statement of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include macroeconomic and geopolitical trends and events; intense competition within our industry; performance of contracts by suppliers, customers and partners; the possibility that proposed contracts may not be entered into or ultimately performed on the terms currently contemplated or at all; that the market for the sale of certain products and services may not develop as expected; that development and performance of products and services may not proceed as planned; employee management issues; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to HP’s annual report for the fiscal year ended October 31, 2002 and subsequently filed reports, including its quarterly report for the fiscal quarter ended April 30, 2003. If any of these risks or uncertainties materializes or any of these assumptions proves incorrect, HP’s results could differ materially from HP’s expectations in these statements.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
NON-GAAP CONSOLIDATED CONDENSED STATEMENT OF EARNINGS
Excluding adjustments itemized below
(Unaudited)
(In millions except per share amounts)

	Three months ended

	July 31,	April 30,	July 31,
	2003	2003	2002(a)

Net revenue	$17,348	$17,983	$16,536

Costs and expenses:
Cost of sales	12,809	13,103	12,324
Research and development	896	941	1,002
Selling, general and administrative	2,785	2,795	2,677

Total costs and expenses	16,490	16,839	16,003

Non-GAAP earnings from operations	858	1,144	533
Interest and other, net	10	(20)	20

Non-GAAP earnings before taxes	868	1,124	553
Provision for taxes	168	247	133

Non-GAAP net earnings	$700	$877	$420

Non-GAAP net earnings per share:
Basic	$0.23	$0.29	$0.14
Diluted	$0.23	$0.29	$0.14

Weighted-average shares used to compute non-GAAP net
earnings per share:
Basic	3,048	3,047	3,033
Diluted	3,079	3,059	3,047

        An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net earnings (loss)	297	659	(2,029)

Cost of sales:
Acquisition-related inventory write-downs	--	--	137

Other costs and expenses:
Restructuring charges	376	234	1,612
Amortization of goodwill and purchased
intangible assets	141	141	147
Acquisition-related charges	40	126	378
In-process research and development
charges	--	--	735

Total non-GAAP adjustments to earnings
from operations	557	501	3,009

Net investment losses and other, net	24	12	39
Non-recurring income tax benefit	--	(131)	--
Income tax effect of reconciling items	(178)	(164)	(599)

Non-GAAP net earnings	$700	$877	$420

(a)	Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(Unaudited)
(In millions)

	Three months ended	Three months ended
	July 31,	October 31,
	2003	2002(a)

Cash flows from operating activities:
Net earnings	$297	$1,677

Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	606	1,926
Provision for bad debt and inventory	113	355
Losses on investments and other, net	24	41
Acquisition-related charges	40	252
Restructuring charges	376	610
Deferred taxes on earnings	(23)	(184)
Other, net	29	57

Changes in assets and liabilities:
Accounts and financing receivables	522	1,308
Inventory	(498)	(633)
Accounts payable	505	530
Taxes on earnings	(116)	(72)
Other assets and liabilities	(1,407)	(2,193)

Net cash provided by operating activities	468	3,674

Cash flows from investing activities:
Investment in property, plant and
equipment, net	(386)	(1,277)
Purchases of investments	(157)	(369)
Maturities and sales of investments	304	640
Payments for acquisition and other,
net of cash acquired	(12)	(71)

Net cash used in investing activities	(251)	(1,077)

Cash flows from financing activities:
Decrease in notes payable and
commercial paper, net	(57)	(257)
Issuance of debt	9	776
Payment of debt	(521)	(556)
Issuance of common stock under employee
plans	234	441
Repurchase of common stock	(203)	(549)
Dividends	(244)	(733)

Net cash used in financing activities	(782)	(878)

(Decrease) increase in cash and cash equivalents	(565)	1,719
Cash and cash equivalents at beginning of period	13,476	11,192

Cash and cash equivalents at end of period	$12,911	$12,911

(a)	Certain reclassifications have been made to prior quarter balances in order to conform to the current quarter presentation.

_________________

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